EXHIBIT 99.2

Summary of Interim Rate Order for Detroit Edison

February 24, 2004

TO THE INVESTMENT COMMUNITY[1]:

On Friday, February 20, the Michigan Public Service Commission (MPSC) issued its order for interim rate relief for Detroit Edison. This document provides:

•	A summary of the main components of Detroit Edison’s interim rate request, filed June 20, 2003

•	A summary of the MPSC’s interim rate order for Detroit Edison, issued February 20, 2004

     Overview of Detroit Edison’s Rate Request

(A)	Interim Base Rate Request[2]

The Company requested a total interim increase in base rates of $504 million, which includes the impact of reinstating the power supply cost recovery (PSCR) mechanism, which occurred on 1/1/04. Due to the statutorily imposed rates caps for small commercial/industrial customers and residential customers through 2004, only $243 million[3] of the interim base rate request could be implemented in 2004. The requested interim base rate increase of $243 million would be applicable to all large commercial and industrial customers (both full service and Electric Choice) whose

[1] This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the forward-looking statements in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2002 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

[2] On November 7, 2003, the Company filed revised exhibits that reflected an $11 million increase in its final and interim revenue deficiency requests.

[3] The $274 million figure referenced in this section in DTE’s Regulatory Issues Update dated 12/15/03 included $31 million of regulatory asset surcharges, which are considered separately from the base rate increase.

rates are not subject to rate caps in 2004. Rates for residential and small commercial and industrial customers will still be subject to Act 141 rate caps in 2004 and will not be increased as a result of the interim request. However, the Company has proposed that any reductions to the PSCR be offset with an equivalent increase in base rates for these customers. A summary of the requested interim rate and total rate increase by component can be found in Table 1.

(B)	5-Year Surcharge to Recover Regulatory Assets

As provided for in Public Act 141, the Company requested a five-year surcharge from both full service and Electric Choice customers to recover certain deferred regulatory asset balances. Examples of these deferred costs include: Electric Choice program implementation costs, return on and of clean air investment made prior to inclusion in rates, net stranded costs for years prior to 2004, etc. The company requested that $31 million in regulatory asset surcharges be granted as part of its interim relief. A summary of the requested interim regulatory asset surcharge and total regulatory asset surcharge can be found in Table 1

(C)	Transition Charges for Electric Choice Customers

The Company requested that the MPSC approve class-specific net stranded cost transition charges for Electric Choice rate classes to recover stranded costs in 2004, which are equal to 90 percent of the net revenue lost to Electric Choice in that year. In its rate case filed on June 20, 2003, the Company forecasted that Electric Choice participation would grow to 8,940 gWh in 2004 resulting in a net revenue loss of $140 million after mitigation.[4] The Company proposed that the MPSC impose class-specific transition charges ranging from 0.0 mills/kWh to 35 mills/kwh depending on the customer class. On average, the proposed charge equals 14 mills/kWh. The proposed transition charge would recover 90% ($126 million of the $140 million) of the net revenue loss, with the remainder recovered from full service customers. The Company also requested increases in charges within the RAST, or Electric Choice distribution tariff, equal to $25 million per year. The revenues will recover increases in costs and new investment for distribution services and on-going administrative costs associated with the Electric Choice program. The Company requested that the $151 million in charges to Electric Choice customers be granted as part of interim relief. A summary of the requested interim and total transition charges for Electric Choice customers can be found in Table 1.

(D)	Power Supply Cost Recovery Factor (PSCR)

The Company requested that the PSCR be resumed in 2004 within its general rate proceeding, and not in the more traditional and separate annual PSCR plan case that occurred prior to the Act 141 rate freeze. The issues dealing with the adequacy of base rates, recovery of PSCR costs, and net stranded cost recovery are now interrelated and should be resolved in a common case. The Company has requested the PSCR be restarted contemporaneously with the granting of interim rate relief. The resumption of the PSCR at the time of interim rate relief is contingent upon

[4] Since it filed its rate case in June 2003, Detroit Edison's most recent forecast anticipates Electric Choice participation in 2004 of 11,000 gWh, resulting in a net revenue loss of $240 million after mitigation.

MPSC concurrence with the Company’s proposal that it be allowed to use net revenues from third party sales and reduced purchased power costs (mitigation) to offset its net stranded costs (lost margin) caused by customers opting for the Choice program. If the MPSC does not address mitigation within the issuance of the interim order, the Company alternatively requests that the PSCR be resumed at the time a final order is issued in this proceeding.

(E)	Financial Assumptions

For final rate relief, the Company requested an ROE of 11.5%, using a target permanent capital structure of 50% debt and 50% common equity. The Company assumed an associated equity level of $3.236 billion at Detroit Edison.

For interim rate relief, the Company proposed the weighted average cost of capital that was approved in its last rate case, which reflects an 11% ROE and a 40% common equity ratio.

Overview February 20 MPSC Interim Order:

(A)	Interim Base Rate Relief

The MPSC found that the Company had a revenue deficiency of $248 million, assuming the reinstatement of the PSCR mechanism and a 4 mills/kWh Choice transition charge. The corresponding revenue deficiency without a Choice transition charge is $308 million and is comparable to the MPSC Staff recommendation of $289 million, and Detroit Edison’s requested interim base rate relief of $504 million. Of the $248 million revenue deficiency, the MPSC assigned $240 million to full service customers and $8 million to Electric Choice customers. The MPSC also authorized the Company to collect an additional $30 million through the 4 mills/kWh transition charge from Choice customers. A comparison of the base rate deficiency calculations by Detroit Edison, the MPSC Staff, and the MPSC interim order can be found in Table 2.

(B)	5-Year Surcharge to Recover Regulatory Assets

The MPSC deferred consideration of the recovery of regulatory assets until the final rate order later this year. Detroit Edison had requested $31 million of regulatory asset surcharges be granted as part of interim relief, and is disappointed that this issue has been deferred until the final rate order later this year.

(C)	Transition Charges for Electric Choice Customers

The MPSC adopted a uniform 4 mill/kWh Choice Transition Charge to Electric Choice customers, which was the high end of the 2 to 4 mill range recommended by the MPSC Staff in its interim report. The 4 mill/kWh charge results in approximately $30 million of interim transition charge revenue, based on the corresponding 7,565 gWh level of Choice sales volumes contained in the MPSC Staff’s interim report.

The MPSC also found that the 4 mills/kWh charge, and the total removal of Choice transition credits, would reduce the anticipated volume of Choice sales. Based on the methodology presented in the Staff’s interim report, a 4 mills/kWh transition charge is projected to reduce Choice sales volumes from 8,253 gWh (with a zero transition charge) to 7,565 gWh. If this reduction in anticipated Choice sales volumes were to occur, this would translate to a reduction in overall revenue deficiency of $30 million. However, the Company does not believe that the 4 mills/kWh charge will limit participation in the Choice program as forecast by the MPSC Staff and adopted in the interim order.

The Company proposed the adoption of class-specific transition charges rather than the uniform transition charge authorized in the interim order, to reflect that choice generation margin loss varies significantly across customer classes due primarily to long-standing policy of inter-class rate subsidization. The Company continues to believe that class-specific transition charges are appropriate and will pursue them in the final phase of the case.

As described in Section C on page 2, Detroit Edison, in its original rate case filing, forecasted a 2004 net revenue loss to Electric Choice of $140 million (after mitigation). The MPSC adopted the Staff’s recommended $22 million increase to Detroit Edison’s $140 million estimate, based on actual annualized volumes of Choice sales in December 2003.

Since its rate filing, Detroit Edison has increased its forecast of anticipated lost revenues to Choice in 2004 to $240 million. Of this $240 million estimate, $162 million is recognized as revenue deficiency in the MPSC’s interim rate order, but was reduced by $30 million to reflect lower anticipated levels of Choice sales as a result of the imposition of the uniform 4 mill/kWh Choice transition charge. Of the resulting $132 million deficiency due to the Electric Choice program, only $30 million (approximately 25%) will be collected from Choice customers, with the remaining $102 million deficiency collected from full service customers. This contrasts with Detroit Edison’s proposed class-specific transition charge structure that was included in its rate case filing, which would recover 90% of the Choice related revenue deficiency from Choice customers, with the remainder collected from full service customers. Please see Table 3 for a reconciliation of the interim rate relief by customer group.

This interim order also terminates the transition credits that were being provided to Choice customers, as excess securitization savings are eliminated.

The MPSC stated that it intends to examine the issue of stranded cost more fully in the final case. The MPSC encouraged all parties to use the final phase of the case to suggest ways that stranded costs can be mitigated so as to reduce transition charges as much as possible and to analyze and make recommendations regarding the relationship between stranded cost determinations and return to service provisions for Choice customers.

(D)	Power Supply Cost Recovery Factor (PSCR)

The MPSC ordered that effective 2/21/04, Detroit Edison implement a new PSCR factor, a credit of 1.05 mills/kWh, versus the 2.04 mills/kWh charge currently in effect. The PSCR credit of 1.05 mills/kWh is consistent with the factor that Detroit Edison filed in its 2004 PSCR plan case, without the Company’s proposed Choice mitigation adjustment. (The Company proposed that it be allowed to use net revenues from third party sales and reduced purchased power costs (mitigation) to offset its net stranded costs (lost margin) caused by customers opting for the Choice program.) The MPSC has deferred ruling on the Company’s proposed Choice mitigation adjustment until the final rate order.

The PSCR credit of 1.05 mills/kWh is the maximum factor that the Company can implement at this time. The factor may be adjusted downward in the event the Company is over-recovering its PSCR costs. The MPSC allowed the Company to increase the base rates for the residential and small commercial customer classes, who are still subject to rate caps, in an equal and offsetting amount with the change in PSCR factor to maintain the total capped rate levels currently in effect for these customer classes.

The MPSC also ordered Detroit Edison to refund to its PSCR customers on a historical usage basis all PSCR amounts over collected from January 1, 2004 through February 21, 2004 with interest at 11%. The Company estimates the amount of this PSCR refund will be approximately $20 million (pre-tax).

(E)	Financial Assumptions

Capital structure and ROE issues are not addressed by the MPSC on an interim basis; they will be set as part of the final rate order. For interim purposes, both the Staff and Detroit Edison adjusted their interim base rate deficiency calculations to reflect the difference between the 11.5% ROE that Detroit Edison has requested in the final rate proceeding and the currently allowed 11% ROE that will remain in place until the Commission issues its final order. The MPSC adopted the Staff’s overall capital structure, which resulted in a weighted average cost of capital slightly lower that that proposed by the Company.

Other Implications of the Interim Rate Order:

PA 141 Regulatory Assets

The interim order affirmed the Company’s authority to continue to book regulatory assets in 2004 for government-mandated expenditures as defined by PA 141, including Choice program implementation costs and environmental compliance costs, and its net stranded costs. Accordingly, the $20 million of Clean Air Act costs that were not included in the MPSC’s interim order (consideration was deferred until the final phase of the case) will be deferred under the provisions of PA 141 Section 10d(4) for recovery in the final rate order.

Recovery of Employee Benefit Expenses

The MPSC approved the Company’s request to include $113 million in rates for recovery of pension and healthcare expenses, on the condition that the Company will make minimal annual prorated contributions equal to the amount of pension expenses reflected in rates during the period that the authorized interim rates are in effect. The Company provided a letter to the MPSC on 2/20/04 indicating it will comply with the MPSC’s directive. DTE Energy plans to make an approximately $170 million pension contribution in 2004 utilizing DTE Energy common stock.

Impact on Company Efforts to Reform Public Act 141

The Company will continue to work actively in both the legislative and regulatory arenas to reform Michigan’s Electric Choice program. The MPSC’s interim order is directionally correct with its inclusion of a transition charge for Electric Choice customers, as well as the elimination of the Choice transition credits, which subsidized Electric Choice customers at the expense of residential full service customers. However, the interim order did not and could not fix the basic structural flaws of Michigan’s Electric Choice program. Electric restructuring in Michigan is unique, and flawed, because incumbent electric utilities are forced to operate simultaneously in two different and incompatible market systems — competition and regulation. As a result, customers can switch back and forth between the two systems and enjoy the lower of market or regulated cost-based rates because utilities retain a full obligation to serve all customers at regulated rates. The current structure also results in inequities from the requirement that Michigan utilities maintain adequate reserve margins; marketers have no such obligation. The Company continues to encourage state lawmakers to take swift action to revise PA 141 to ensure that Michigan’s residents and businesses have affordable and reliable energy for years to come.

Company Reaction to the Order

The MPSC issued the interim order in a timely manner and acknowledged through their various findings the critical nature of Edison’s rate relief request. Detroit Edison appreciates the MPSC’s timely response in the interim phase of the electric rate case. The Company is optimistic that the MPSC will adopt the additional aspects of the Company’s case in its final rate order.

Financial Implications for Detroit Edison in 2004

The rates authorized in the MPSC’s interim order became effective 2/21/04. Although the interim order granted annualized interim rate relief of $278 million, the net interim rate increase is $152 million because a portion of the base rate increase is required to offset the $126 million PSCR rate reduction. Detroit Edison will only be able to implement $82 million of the interim net rate increase in 2004 because of rate caps and further, will only collect $71 million in interim relief in 2004, because the new rates were implemented in late February. With the impact of the required PSCR $20 million refund, the net realized interim revenue increase is $51 million in 2004.

The amount of the interim net rate increase that can be collected in 2004 is lower than anticipated by the Company, as the MPSC order allocated significantly more of the choice revenue deficiency (75%) to full service customers, and thus recovery is limited by rate caps, instead of choice customers, who are not subject to rate caps. In contrast, the Company requested that only 10% of the Choice revenue deficiency be recovered from full service customers.

The portion of the interim net rate increase not subject to rate caps in 2004 in $82 million. The MPSC has deferred a significant amount of the Company’s rate request until it issues its final order, which the Company anticipates in September. The MPSC’s final ruling regarding these deferrals, their final allocation of rates between Choice and full service customers, and the adoption of the Company’s proposed class-specific Choice transition charges will impact Detroit Edison’s 2004 calendar year net revenue increase. Table 4 provides an overview of the incremental revenue that the Company will collect in 2004 as a result of the interim order.

Next Steps

On March 5, 2004 the MPSC Staff and intervening parties will file their recommendations for final rate relief for Detroit Edison. Rebuttals to these filings will be made on March 26. A proposal for decision (PFD) for the case is expected on June 30, and a final rate order to be issued in September.

Table 1
Detroit Edison Rate Request:
Interim and Final Rates

		Detroit
		Edison
		Final Rate	Detroit Edison
		Request	Interim Rate Request

			Full
Line		All	Service		Choice
No.	($ Millions)	Customers	Customers		Customers
1	Base Rates (Assuming PSCR reinstated)
2
3	Choice Sales Loss	140	14		126
4	Pension/Healthcare	113	113		—
5	Clean Air Act Compliance Costs	68	68		—
6	Cost of Capital	49	—		—
7	Infrastructure Costs (Including RAST)	83	65		18
8	Low Income Energy Efficiency Fund (LIEEF)	40	33		7
9	Eliminate Excess Securitization Savings	(60)	(60)		—
10	Other (Net)	(6)	(6)		—
11	PSCR Reinstatement	126	126		—
12	Total Base Rates	553	353		151
13
14	Total Interim Base Rates			504

15
16	Regulatory Asset Surcharge
17	2004	31	21		10
18	2005	13	—		—
19	2006	65	—		—

20
21	Total Regulatory Asset Surcharge	109	21		10

22
23	Total Interim Regulatory Asset Surcharge			31

24
25
26	Total: Final Rates (Line 12+21)	662
27	Total: Interim Rates (Line 14+23)			535

Table 2
Comparison of Base Rate Deficiency:
Detroit Edison Request vs.
MPSC Staff Interim Report vs.
Interim Order

			MPSC
Line		Detroit	Staff
No.	($ Millions)	Edison	Report	Interim Order
1	Base Rate Deficiency — Final Rates (with PSCR reinstated)	553	553	553
2
3	Adjustments for Interim:
4
5	Cost of Capital	(49)	(58)	(58)
6	Reduced Construction Expenditures	—	(9)	(9)
7	Regulatory Asset Adjustment	—	(13)	(13)
8	Reduced level of O&M Escalation	—	(28)	(28)
9	MCN Acquisition Control Premium	—	(84)	(84)
10	Capitalized A&G Expenses	—	(16)	(14)
11	Eliminate SMC revenue discounts	—	(38)	(41)
12	Adjust Sales and Choice Volumes	—	22	22
13	Low Income Energy Efficiency Fund (LIEEF)	—	(40)	—
14	Clean Air Act 30% Reduction	—	—	(20)

15
16	Subtotal: Adjustments	(49)	(264)	(245)
17 18 Base Rate Deficiency — Interim Rates
	(with PSCR reinstated and 0 mill/kWh Choice Transition Charge)	504	289	308
19
20	Adjust for 4 mill/kwh Choice Transition Charge in interim order:
21
22	Lower Level of Choice Sales (7,565 gWh versus 8,253 gWh)	—	(30)	(30)
23	Revenue from Choice Transition Charge (4 mills * 7,565 gWh)	—	(30)	(30)
24
25	Base Rate Deficiency — Interim Rates
	(with PSCR reinstated and 4 mills/kWh Choice Transition Charge)	504	229	248

Table 3
Reconciliation of Interim Request vs. Interim Order
By Customer Group

		Detroit Edison Interim			Interim Rate Order
		Rate Request
		Full			Full
Line		Service		Choice	Service		Choice
No.	($ Millions)	Customers		Customers	Customers		Customers
1	Choice Related Issues
2	Revenue Deficiency Due to Choice Sales Loss	14		126	102 (1)		30
3	RAST Increase	0		25	0		8
4	Total	14		151	102		38
5
6	Traditional Regulatory Issues
7	PSCR Reduction Offset	126		0	126		0
8	Rate Increase	213		0	12		0
9	Total	339		0	138		0
10
11	Total Interim Increase	353		151	240		38
12
13			504			278(2)

(1)	Reconciliation:

Detroit Edison projected Choice revenue deficiency (As contained in Detroit Edison rate case filing — June 2003)	$140M
Staff adjustment to reflect increased Choice revenue deficiency (Adopted in MPSC Interim Order — February 2004)	$22M

$162M
Choice transition charge (Interim Order — February 2004)	($30M	)
Lower level of Choice sales anticipated by the MPSC (Interim Order — February 2004)	($30M	)

Net Revenue Deficiency Due to Choice Sales Loss (Full Service Customers)	$102M

(2)	Does not include the $30M impact of lower anticipated Choice sales

Table 4
Detroit Edison’s Incremental 2004 Revenues

			Customer Classes
					Incremental
					Revenues
Line		Net Rate			Realized in
No.	($ Millions)	Increase	Capped	Uncapped	2004
1	Choice Customers
2	Transition Charges	30	0	30	26
3	RAST Increase	8	0	8	7
4	Total	38	0	38	33
5
6	Full Service Customers
7	PSCR Reduction Offset	126	79	47	0
8	Rate Increase	114	70	44	38
9	Total	240	149	91	38
10
11	Total Interim Rate Increase	278	149	129	71
12
13	Less: PSCR Reduction Offset	(126)	(79)	(47)	0
14
15	Total Interim Net Rate Increase	152	70	82	71
16
17	Less PSCR Refund				(20)
18
19	Total Net Realized Revenue Increase				51